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                                                                EXHIBIT 99.B5a

                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT is dated as of February 13, 1990, and restated as of November 17, 1994, between ANCHOR SERIES TRUST, a Massachusetts business trust (the "Trust") and SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the "Adviser" or "SAAM").

          In consideration of the mutual agreements herein made, the parties hereto agree as follows:

          1. DUTIES OF THE ADVISER. The Adviser shall manage the affairs of the Trust and the separate series of the Trust set forth in Schedule A attached hereto (the "Portfolios"), including, but not limited to, continuously providing the Trust with investment management, including investment research, advice and supervision, determining which securities shall be purchased or sold by each Portfolio of the Trust, making purchases and sales of securities on behalf of each Portfolio and determining how voting and other rights with respect to securities owned by the Portfolios shall be exercised, subject in each case to the control of the Trustees of the Trust (the "Trustees") and in accordance with the objectives, policies and principles set forth in the Trust's Registration Statement and its current Prospectus and Statement of Additional Information, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the "Act") and other applicable law. In performing such duties, the Adviser (i) shall provide such office space, such bookkeeping, accounting, clerical, secretarial and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Trust or any of its Portfolios) and such executive and other personnel as shall be necessary for the operations of each Portfolio,
(ii) shall be responsible for the financial and accounting records required to be maintained by each Portfolio (including those maintained by the Fund's custodian) and (iii) shall oversee the performance of services provided to each Portfolio by others, including the custodian, transfer and shareholder servicing agent. The Trust understands that the Adviser also acts as the manager of other investment companies.

          Subject to Section 36 of the Act, the Adviser shall not be liable to the Portfolios or the Trust for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Portfolios and the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

          2. EXPENSES. The Adviser shall pay all of its expenses arising from the performance of its obligations under Section 1 and shall pay any salaries, fees and expenses of the Trustees and Officers who are employees of the Adviser. The Adviser shall not be required to pay any other expenses of the Trust, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale,

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expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of data processing and related services, shareholder record-keeping and shareholder account service, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders' meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of Trustees who are not employees of the Adviser or its affiliates, membership dues in the Investment Company Institute, insurance premiums and extraordinary expenses such as litigation expenses.

          3. COMPENSATION. (a) As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1, the Trust will pay to the Adviser, promptly after the end of each month, the sum of the amounts set forth in Schedule A attached hereto, calculated in accordance with the average daily net assets of the indicated Portfolio. However, the amount of compensation payable to the Adviser may be restricted by applicable state law limitations.

          (b) If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

          4. PURCHASE AND SALE OF SECURITIES. The Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Adviser shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in the Trust's Registration Statement and its current Prospectus or Statement of Additional Information, as amended from time to time, or as the Trustees may direct from time to time. The placing of purchase and sale orders may be carried out by the Adviser or any wholly-owned subsidiary of the Adviser.

          Nothing herein shall prohibit the Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security and economic analysis.

          5. TERM OF AGREEMENT. This agreement shall continue in full force and effect until the earlier of (a) February 13, 1992; or (b) the first meeting of the shareholders of such Portfolio after the date hereof. If approved at such meeting by the affirmative vote of a majority of the outstanding voting securities (as defined by the Act) of the Portfolio with respect to such Portfolio, voting separately from any other Portfolio of the Trust, this Agreement shall continue in full force and effect with respect to such Portfolio from year to year thereafter if such continuance is approved in the manner required by the Act and the Adviser shall not have notified such Portfolio in writing at least 60 days prior to the anniversary date of the previous continuance that it does not desire such continuance. This Agreement may be terminated at any time, without payment of penalty by the Portfolios on 60 days written notice to the Adviser, by vote of the Trustees, or by vote of a majority of the outstanding voting securities (as defined by the Act) of such Portfolio, voting separately from any other Portfolio of the Trust. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).


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          6.  MISCELLANEOUS.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

          The Declaration of Trust establishing the Trust of which each Portfolio is a separate, designated series, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees collectively as Trustees, not as individuals or personally; and that no Trustee, shareholder, officer, employee, or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust or any Portfolio; but that the Trust Estate shall be liable.

          IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                  ANCHOR SERIES TRUST



                                  By: /s/ Peter A. Harbeck


                                  SUNAMERICA ASSET MANAGEMENT CORP.



                                  By: /s/ Robert M. Zakem


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                                   SCHEDULE A


                                                  FEE RATE
PORTFOLIO                          (as a % of average daily net asset value)
---------                          -----------------------------------------
Capital Appreciation Portfolio                  .750% of net assets

Convertible Securities Portfolio                .700% of net assets

Fixed Income Portfolio                          .625% of net assets

Foreign Securities Portfolio                    .900% of net assets

Government & Quality Bond Portfolio             .625% of net assets

Growth Portfolio                                .750% of net assets

High Yield Portfolio                            .700% to $250MM
                                                .600% over $250MM

Money Market Portfolio                          .500% of net assets

Multi-Asset Portfolio                          1.000% of net assets

Natural Resources Portfolio                      .750% of net asset

Strategic Multi-Asset Portfolio                1.000% of net assets

Target '98 Portfolio                            .625% of net assets


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